Exhibit 24.1

POWER OF ATTORNEY

I, the undersigned Director and/or Officer of Loews Corporation, a Delaware corporation (the “Corporation”), hereby constitute and appoint MARC A. ALPERT, DAVID B. EDELSON and MARK S. SCHWARTZ, and each of them singly, my true and lawful attorneys-in-fact and agents with full power to them and each of them to sign for me, and in my name and in the capacity or capacities indicated below, one or more Registration Statements and any and all amendments (including posteffective amendments) and supplements thereto, for the purpose of registering an indeterminate amount of the Corporation’s securities under the Securities Act of 1933, as amended, and qualifying any related indentures under the Trust Indenture Act of 1939, as amended.

IN WITNESS WHEREOF, each of the undersigned has hereunto set his or her hand this 13th day of February 2018.

/s/ James S. Tisch	/s/ David B. Edelson
James S. Tisch President, Chief Executive Officer and Director	David B. Edelson Senior Vice President and Chief Financial Officer

/s/ Mark Schwartz	/s/ Lawrence S. Bacow
Mark Schwartz Vice President and Chief Accounting Officer	Lawrence S. Bacow Director

/s/ Ann E. Berman	/s/ Joseph L. Bower
Ann E. Berman Director	Joseph L. Bower Director

/s/ Charles D. Davidson	/s/ Charles M Diker
Charles D. Davidson Director	Charles M Diker Director

/s/ Jacob A. Frenkel	/s/ Paul J. Fribourg
Jacob A. Frenkel Director	Paul J. Fribourg Director

/s/ Walter L. Harris	/s/ Philip A. Laskawy
Walter L. Harris Director	Philip A. Laskawy Director

/s/ Ken Miller	/s/ Andrew H. Tisch
Ken Miller Director	Andrew H. Tisch Director

/s/ Jonathan M. Tisch	/s/ Anthony Welters
Jonathan M. Tisch Director	Anthony Welters Director